Exhibit 10.1

Professional Service Agreement
(for Use with Manufacturing Services Only)

This Agreement is hereby entered into on this 31st day of May, 2005 (the “Effective Date”) by and between Visual Networks Operations, Inc., of 2092 Gaither Road, Rockville, MD 20850 (hereinafter “Customer”), and Plexus Services Corp., of 55 Jewelers Park Drive, Neenah, WI 54956, (hereinafter “Plexus”).

1.	DEFINITIONS

a.	Affiliates

Any corporation or other entity controlled by, controlling, or under common control with any other corporation or entity. “Control” means the direct or indirect beneficial ownership of at least fifty (50%) percent of the voting stock of, or at least a fifty (50%) percent interest in the income of, such corporation or entity, or the power to elect at least fifty (50%) percent of the directors or trustees of such corporation, or such other relationship which in fact constitutes actual control.

b.	Assembly or Assemblies

Shall mean printed circuit board assemblies and/or systems that Plexus will manufacture for Customer.

c.	Component Value

Shall mean Plexus’ standard cost for a given Component plus mark-up as defined in Plexus’ then effective quote for an applicable Assembly.

d.	Components

Shall mean any and all material used in the manufacture of Customer’s Assemblies.

e.	Customer-Owned Property

Shall mean any asset in Plexus’ possession including but not limited to Customer-Supplied Components or test equipment that is provided by Customer at no charge.

f.	Engineering Change (“EC”)

Shall mean mechanical, software, electrical, design and/or specification changes which, if made to the Assemblies, would affect the form, fit, function, delivery schedule, performance, reliability, appearance, dimensions, tolerance, safety or purchase price of such Assemblies or which would require any additional test.

g.	Quarterly Business Review (“QBR”)

Shall mean a strategic business meeting between the Customer and Plexus to discuss current business issues and opportunities as further defined in Section 4.

h.	Specifications

The manufacturing and test specifications for the Assemblies supplied by Customer and agreed to in writing by Plexus.

i.	Supplier

Shall mean any vendor, including Customer that provides Components or services to Plexus.

2.	PURPOSE, SCOPE, AND APPLICABLE DOCUMENTS

This Agreement sets forth the terms and conditions under which Plexus will manufacture Assemblies for Customer and provide related services. The parties agree that (i) each of Plexus’ and Customer’s Affiliates shall be entitled to the rights and benefits afforded Plexus and Customer, respectively, hereunder, and (ii) Plexus and Customer shall cause any such Plexus or Customer Affiliate participating in this Agreement to perform the obligations of Plexus and Customer, respectively,

PSA – Standard – Manufacturing Services Only

hereunder as if named a party herein. Each party shall be liable for the failure of any of its Affiliates to so perform hereunder.

This Agreement contains the following Addendums, which are incorporated herein and made part of this Agreement:

Addendum 1 – Forecasting, Ordering, and Inventory Planning
Addendum 2 – Inventory Mitigation, Reporting, and Liability
Addendum 3 – Pricing and Payment

In the event of any conflict between this Agreement and the Addendums attached hereto, the Addendums shall control.

Non-Exclusive Relationship
The relationship contemplated under this Agreement is non-exclusive and nothing in this Agreement will limit in any manner the right or ability of either party to enter into any agreement with any other person or entity which creates rights or obligations of the party that are the same as or substantially similar to the rights and obligations of such party hereunder.

Relocation of Servicing Manufacturing Facility
Plexus shall provide to Customer written notice at least one year prior to Plexus performing the services contemplated under this Agreement using any facility other than Plexus’ Massachusetts manufacturing facility.

3. TERM
The term of this Agreement shall be from the Effective Date through the third anniversary of the Effective Date, and shall be automatically extended for successive terms of one (1) year each unless either party terminates this Agreement by giving the other party written notice of such termination as provided in Section 12 hereto.

4. QUARTERLY BUSINESS REVIEWS (“QBR”)
Plexus and Customer agree to meet quarterly, or as otherwise agreed by both parties, to discuss the state of business and to review business performance issues and improvement initiatives. The items to be reviewed include, but are not limited to, the following:

a.	Customer and Plexus Business Trends

Customer and Plexus agree to review their business initiatives and any significant changes that may affect the relationship of Customer and Plexus. In addition, Customer will present business trends and performance to Forecast so that Plexus can better serve the current Customer requirements.

b.	Cost Savings Initiatives (Components and Labor)

Plexus and Customer agree to review initiatives to reduce cost from the bill of materials and manufacturing process for the Assemblies.

c.	Delivery Performance

Plexus and Customer agree to measure, review and discuss delivery performance for all Assemblies. Both parties agree to measure actual delivery dates as compared to Customer requested delivery dates and to Plexus’ expected delivery dates.

d.	Quality Performance

Plexus and Customer agree to discuss the agreed upon quarterly quality metrics for the program.

e.	Payment Performance

Plexus and Customer agree to review any issues that are preventing payment within the agreed upon payment terms.

PSA – Standard – Manufacturing Services Only

f.	Pricing

Plexus and Customer agree to review pricing under this Agreement. Any Assembly price adjustments required shall be based upon total Assembly order quantities, prevailing Component market prices, supply chain programs, Engineering Change requests or other relevant data.

5.	QUALITY STANDARDS

a.	General

Plexus agrees to maintain a quality assurance program sufficient for Customer to maintain Customer’s quality assurance program compliant with the requirements of ISO 9001:2000. Without limiting the foregoing, Plexus shall maintain a quality assurance program compliant with the requirements of ISO 9002: 2000.

b.	Workmanship Requirements

Assemblies manufactured by Plexus will be assembled, inspected, and tested in accordance with the Specifications. Unless otherwise agreed upon in writing, Plexus shall maintain an Assembly assurance “workmanship” requirement which mandates internal compliance to IPC-A-610 Class 2. Target process in writing and Assembly first pass yields (or PPM’s) in manufacturing shall be jointly agreed to between Plexus Quality Engineering and the Customer. These Customer goals will form the basis for Continuous Quality Improvement (“CI”) Activities at Plexus.

c.	Continuous Improvement

Plexus and Customer agree to hold a CI meeting or conference call as often as necessary to be established with the Customer’s Quality Team and Plexus CI Team. This CI event will result in documented action items at Plexus that drive improvement efforts that can be reported to management at both organizations.

d.	Chronic Tests Failures (“Production”)

Customer Assemblies will be manufactured and tested to the Specifications associated with the current Assembly revision. Assemblies that fail the approved tests three (3) times for the same issue or that cannot be repaired by Plexus due to a design related issue will be deemed non-repairable Assemblies. The non-repairable Assemblies will be clearly marked as “failed Assemblies.” Both companies agree to review the status of all “failed Assemblies” within ten (10) business days of identification and to dispose of them by scrapping the Assemblies at Plexus and invoicing the Customer or shipping the Assemblies and invoicing the Customer. Assembly invoices will be issued at the quoted Assembly price with payment terms as described in Addendum 3 of this Agreement.

e.	Inspection/Audit

Customer shall have the right, upon reasonable notice and during normal business hours, to visit any manufacturing unit of Plexus or its suppliers (subject to having received any such supplier’s consent), in order to review quality systems or to inspect individual deliveries to Customer. Plexus shall assist during such visits and shall make available all records, information, and documentation as is reasonably necessary to accomplish the purpose of the visit.

f.	Certain Certifications

Plexus shall comply with Customer’s reasonable requirements in connection with Customer obtaining and maintaining Underwriters Laboratory certification of its build processes which compliance shall include without limitation permitting reasonable onsite visits by Customer’s selected certification authority. Customer and its selected certification authority shall comply with Plexus’ reasonable security policies relating to onsite visits under this Section.

PSA – Standard – Manufacturing Services Only

g.	Reports

Plexus shall provide Customer the following reports:

i.	Gross Inventory Report (valued) (substantially in the form set forth the attached spreadsheet) - on a calendar monthly basis;

ii.	Excess Inventory Report (valued) (substantially in the form set forth the attached spreadsheet) - on a calendar monthly basis;

iii.	Open Order Report (valued) (substantially in the form set forth the attached spreadsheet) - on a calendar weekly basis;

iv.	PPV Report (valued) (substantially in the form set forth the attached spreadsheet) - on a calendar monthly basis;

6.	ENGINEERING CHANGES

a.	Notice of change

Customer shall consult Plexus on the feasibility and impact of any contemplated Engineering Change (EC) prior to submitting the EC to Plexus. Customer agrees to submit all ECs to Plexus in writing.

b.	Notice of EC cost impact

Plexus shall as soon as practicable implement any EC except in cases in which any additional fees or charges to Customer would apply as a result of implementing the EC in which case Plexus will use best efforts to respond to the Customer within three (3) business days with a written evaluation of the EC including: a) the administrative cost to implement the EC, b) the cost to modify tooling or related non-recurring expenses, c) the obsolete quantity of Components Plexus has on hand and/or on order with its Suppliers related to the EC, d) the cost to rework work-in-process and any ongoing unit price adjustment resulting from the EC, e) the expected effect on the delivery schedule to include the effect on all in-process work (e.g., re-workable, repairable, etc.), and f) the manner in which the EC will be implemented. In the event that additional fees or charges apply to the EC, Plexus and Customer shall exercise best efforts to determine the optimal course of action to give effect to the EC and implement such plan upon mutual agreement.

6.	TOOLING AND CUSTOMER-OWNED PROPERTY

All tooling produced or obtained by Plexus for the Assemblies delivered hereunder will be paid for by Customer at prices agreed upon by the parties. Tooling shall become and remain the property of Customer at the time payment in full is received by Plexus. Customer may also consign tooling to Plexus for the manufacture of the Assemblies. Plexus shall not procure any tooling on behalf of Customer without Customer’s prior written consent (which consent may be given by email).

All Customer-Owned Property shall be used by Plexus only for the benefit of Customer, and shall be delivered to Customer upon request. Plexus will not cause or allow to occur any lien or encumbrance on any such Customer-Owned Property in Plexus possession. Plexus will insure any Customer-Owned Property in Plexus’ possession at the replacement value thereof under the terms of Plexus’ then current insurance policies. Upon reasonable notice and request, Plexus shall provide Customer with certificate(s) of insurance, which name Customer as loss payee, as proof of all such risk insurance for the Customer-Owned Property at Plexus. Such certificate(s) shall be endorsed to contain a provision requiring the insurers to endeavor to provide Customer with thirty (30) days’ written notice of any cancellation or adverse material change in such insurance.

Plexus may at the request of Customer maintain, repair, calibrate, or upgrade Customer-Owned Property. Customer will pay for any such services on a time and materials basis. Labor charges will be billed at Plexus’ then current billing rate. Replacement parts for test equipment will be charged at Plexus’ cost plus 15%. Travel expenses will be added to any such services, including travel between Plexus and/or one of its Affiliates.

PSA – Standard – Manufacturing Services Only

If Customer requests the return of any Customer-Owned Property from Plexus and the return of such Customer-Owned Property directly prevents Plexus from providing Assemblies or warranty service to Customer, then Plexus shall notify Customer in writing that the return will have such consequences. Should Customer still desire that Plexus effect the return, then Plexus will be relieved of such obligations.

8.	DOCUMENTATION

Customer is responsible for supplying Plexus with complete documentation and updates to the same. This includes complete and current sets of documentation including, at a minimum, all prints, software, artwork, and bill of materials with manufacturer and part number, and any specifications, including test specializations or procedures called for on any Customer prints. It is the Customer’s responsibility to assure that Plexus receives timely notification of any changes to the documentation, and updated prints reflecting such changes.

9.	LIMITED WARRANTY

Plexus warrants that the Assemblies will conform to the Specifications and be free from defects in workmanship performed by Plexus for a period of [***] from the date of shipment by Plexus. With respect to Components, Plexus will transfer to Customer any transferable Component warranties received from the manufacturer thereof. If Components are returned under manufacturer’s warranty, Plexus will, on Customer’s behalf and without additional charge, manage the return of any such Components to the manufacturer thereof for repair or replacement.

Plexus will, at it’s option and free of charge, repair or replace Assemblies not conforming to the warranties in this Section 9 provided they are returned to Plexus bearing a return materials authorization (RMA) number issued by Plexus, securely packaged, with freight prepaid, and notice of the nonconformity was provided within the warranty period. Plexus’ warranty for replacement or repaired Assemblies shall be the same as the warranty stated herein provided that the duration of such warranty shall be limited to the greater of (a) the duration of the warranty which remained on the original defective Assemblies returned to Plexus as of the date of Plexus’ receipt of the same and (b) [***]. In addition, any repair services performed by Plexus will be warranted by Plexus to conform to the Specifications and be free from defects in workmanship for a period of [***] from the date of shipment of the repaired product (with any such warranty defects being subject to the same remedies provided above). Plexus will make all reasonable efforts to respond to Customer promptly after receiving an RMA number request. Plexus will return any Assemblies repaired or replaced pursuant to this paragraph to Customer with freight prepaid.

This warranty does not apply to:

a)	Design deficiencies

Plexus expressly disclaims any warranty relating to design deficiency.

b)	Malfunctions, defects, or failures resulting from misuse; abuse; accident; neglect; improper installation, operation or maintenance contrary to the specifications for the Assembly; theft; vandalism; acts of God; power failures or surges; casualty; or alteration, modification, or repairs by any party other than Plexus.

c)	Any defect not made known by Customer to Plexus as soon as practical after the defect first appears.

d)	Assemblies shipped by Plexus and not tested according to agreed-upon test procedures at the direction of Customer.

THE FOREGOING CONSTITUTES CUSTOMER’S SOLE REMEDIES AGAINST PLEXUS FOR BREACH OF THE WARRANTY OBLIGATIONS SET FORTH IN THIS SECTION 9. EXCEPT AS PROVIDED IN THIS SECTION, PLEXUS MAKES NO WARRANTIES WITH RESPECT TO THE ASSEMBLIES OR ITS SERVICES HEREUNDER, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES RESPECTING NONINFRINGEMENT, OR MERCHANTABILITY OR

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

PSA – Standard – Manufacturing Services Only

FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A COURSE OF DEALING, OR TRADE USAGE.

Customer will provide to Plexus any software required to be loaded by Plexus onto the Assemblies. Plexus represents and warrants that all software loaded onto the Assemblies is as required by the Specifications and without modification from the software as provided by Customer to Plexus and Plexus has not loaded any other software onto the Assemblies. OTHER THAN THE FOREGOING WARRANTY WITH RESPECT SOFTWARE, PLEXUS MAKES NO WARRANTY WITH RESPECT TO SOFTWARE AND ALL SOFTWARE IS PROVIDED “AS IS.”

Any repair services requested of Plexus by Customer not explicitly covered by the above warranty, including, but not limited to, upgrade services, will be out-of-warranty services and performed by Plexus at its option and on a time and materials basis. In addition, Assemblies for which Plexus cannot duplicate the failure reported by Customer shall be returned to Customer and Plexus will invoice Customer, and Customer will pay charges reflecting the time and materials expended by Plexus in evaluating such Assemblies.

10.	PROPRIETARY RIGHTS

All intellectual property produced or developed by Customer or Plexus during the term of this Agreement in connection with the design of the Assemblies shall be owned exclusively by Customer. All intellectual property produced or developed by Plexus during the term of this Agreement in connection with the manufacture of the Assemblies for Customer shall be owned exclusively by Plexus. The manufacture of the Assemblies by Plexus for Customer hereunder does not convey to either party any rights or license, express or implied, or by estoppel or otherwise, under any trade secret, patent, trademark, copyright or maskwork of the other party, except as may be necessary for each party to perform under this Agreement. Each party expressly reserves all rights under trade secrets, patents, trademarks, copyrights or maskworks owned by such party.

11.	INDEMNIFICATION AND INSURANCE

11.1	Customer agrees to defend at its expense, hold harmless and indemnify Plexus, its affiliates, officers, shareholders, directors, employees, and agents, from and against any judgments, liabilities, claims, demands, expenses, or costs (including reasonable attorneys’ fees) (collectively, “Losses”) arising from any third party claim, action, or allegation relating to the designs or specifications of the Assemblies or the infringement by the Assemblies of any third party intellectual property right.

11.2	Plexus agrees to defend at its expense, hold harmless and indemnify Customer, its affiliates, officers, shareholders, directors, employees, and agents, from and against any Losses arising from any third party claim, action, or allegation relating to the infringement by any manufacturing process owned by, supplied by or used by Plexus in the performance of this Agreement of any third party intellectual property right, other than any such manufacturing process that is required to be employed by Customer specifications.

11.3	The indemnifying party shall have control of the defense and negotiations for settlement of any indemnifiable claim under this Section 11 (“Claim”), provided that the indemnifying party does not materially prejudice the indemnified party without the indemnified party’s prior written consent. The indemnified party shall have the right to participate in the investigation, defense and settlement negotiations of any Claim with separate counsel chosen and paid for by the indemnified party, subject to the indemnifying party’s right to control the defense absolutely, in its sole discretion. The indemnified party may, at any time and at its own cost and expense (which cost and expense shall not be subject to indemnification under this Section 11), settle any Claim against it so long as such settlement is expressly without prejudice to the interest or position of the indemnifying party.

11.4	At all times during the performance of services under this Agreement, Plexus shall maintain the minimum levels of insurance as follows: (1) Comprehensive General Liability

PSA – Standard – Manufacturing Services Only

Insurance (which shall, among other things, provide coverage for products and completed operations) with minimum limits of $1,000,000 per person and $2,000,000 per occurrence and Umbrella Liability Insurance with minimum limits of $4,000,000 per occurrence; (2) workers’ compensation in the statutory amounts and with benefits required by the laws of the state in which Plexus’ employees are hired if the states are other than that in which the work is performed; and (3) employers’ liability with minimum limit of liability of $1,000,000 for bodily injury by accident/each accident, $1,000,000 for bodily injury by disease/each employee and $1,000,000 for bodily injury by disease/policy limit (aggregate). Plexus shall cause the insurance carrier, upon request by Customer, to deliver to Customer a written certificate of coverages confirming compliance with the requirements of this Section. The required coverage specified above shall not in any way affect Plexus’ liability under this Agreement.

12.	TERMINATION

Either party may terminate this Agreement at any time and for any reason upon one hundred eighty (180) days prior written notice to the other party. In addition, either party may terminate this Agreement in the event that the other party (i) fails to cure a material default under this Agreement within thirty (30) days after receiving written notice thereof or (ii) becomes insolvent, files, or has filed against it a petition in bankruptcy, makes an assignment for the benefit of creditors, or generally becomes unable to pay its debts as they become due.

Upon termination of this Agreement, all outstanding Customer Purchase Orders shall be deemed canceled unless otherwise agreed by the parties in writing. Customer agrees to pay Plexus (a) the Component Value of any Components on hand or on order as of the date of termination, (b) the full applicable price of any finished goods or work-in-process (as if the same were completed) on hand at Plexus or in transit to Customer as of the termination date (Plexus will complete any such work-in-process as requested by Customer), and (c) any related packaging and transportation costs.

13.	SURVIVAL

Sections 1, 3, 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 20, 22, 23, 24, 25 and 26 of this Agreement shall survive the termination of this Agreement in accordance with their terms.

14.	LIMITATION OF LIABILITY

EXCEPT AS SET FORTH IN SECTION 11, IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS, LOSS OF USE, OR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OF ANY KIND, WHETHER OR NOT PLEXUS IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE, OR ESSENTIAL PURPOSE, OF ANY REMEDY.

15.	FORCE MAJEURE

Plexus shall not be liable for any delay in or failure of performance under this Agreement due to any contingency beyond Plexus’ reasonable control, including, but not limited to, an act of God, war, acts of terrorism, insurrection, fire, riot, strikes or labor unrest, sabotage, an act of public enemy, flood, storm, accident, Component shortages, or changes in laws or regulations.

16.	ASSIGNMENT

Neither Plexus nor Customer shall assign this Agreement, or any of its rights or delegate any of its responsibilities under this Agreement, and any purported attempt to do so will be null and void, unless agreed to by both parties in writing; provided, however, that Plexus and Customer may, without consent, assign this Agreement to any successor organization resulting from a merger, spin-off, or other reorganization, or any sale of all or substantially all of such party’s assets. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

17.	APPLICABLE LAW

The parties hereby agree that this Agreement shall be governed by and will be construed in accordance with the laws of the State of New York, irrespective of the conflicts of law provisions thereof. The sale of Assemblies hereunder shall not be governed by, or subject to, the United Nations Convention on Contracts for the International Sale of Goods.

PSA – Standard – Manufacturing Services Only

18.	LANGUAGE

The parties agree that (i) the English language shall be the exclusive and official language of this Agreement, (ii) this Agreement shall be interpreted exclusively in the English language, and (iii) the English language will govern all future relations of the parties, including, but not limited to, any proceeding, mediation, arbitration, dispute, or claim hereunder.

19.	RELATIONSHIP OF THE PARTIES

Neither party is designated or appointed an agent or representative to the other party and no party will have any authority, either expressed or implied, to create or assume any agency or obligation on behalf of or in the name of the other party. The relationship of Plexus to Customer is that of independent contractor, and neither party will have any responsibility for, or obligations to, the employees of the other.

20.	SEVERABILITY

If any provision of this Agreement is adjudged to be unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of this Agreement. Each provision of this Agreement is severable from every other provision and constitutes a separate, distinct and binding covenant.

21.	COOPERATION

The parties cooperated in the preparation and negotiation of this Agreement and this Agreement will not be construed against or in favor of any party by virtue of the identity, interest, or affiliation of its preparer.

22.	NON-WAIVER; REMEDIES

Failure by either party to exercise any right granted in this Agreement shall not be deemed a waiver of such right. A waiver of any right under this Agreement must be in writing and signed by an authorized representative of the party making such waiver. No delay, failure or waiver of either party’s exercise or partial exercise of any right or remedy under this Agreement shall operate to limit, impair, preclude, cancel, waive or otherwise affect such right or remedy. Except as otherwise stated herein, the remedies under this Agreement shall be cumulative and not exclusive, and the election of one remedy shall not preclude pursuit of other remedies generally available under the governing law.

22.	ENTIRE AGREEMENT; MODIFICATION

This Agreement contains the entire understanding of the parties pertaining to the subject matter hereof, and no other agreements, oral or otherwise, shall be deemed to exist or to bind the parties pertaining to the subject matter hereof. This agreement may not be modified or terminated orally, and no claimed modification, termination, or waiver shall be binding unless in writing and signed by authorized representatives of both parties. The parties expressly agree that (a) any preprinted terms and conditions on any Plexus or Customer forms or documents shall be void and of no effect in interpreting the obligations of either party during the term of this Agreement and (b) any terms set forth in the Pricing Schedule (defined in Section (a) of Addendum 3) that are inconsistent with the terms of this Agreement (other than the Pricing Schedule) shall be null and void and of no force or effect.

24.	COUNTERPARTS; FACSIMILE SIGNATURES

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The delivery of signatures to this Agreement by facsimile transmission shall be binding as original signatures.

25.	INSPECTION RIGHTS/SAS 70 REPORTS

To confirm compliance with the terms of this Agreement, for the term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, Customer shall have the right to cause mutually acceptable independent certified public accountants, which auditors will not be compensated on a contingency basis and will be bound to keep all information confidential except as necessary to disclose discrepancies to Customer, during Plexus’s normal business hours and at Customer’s sole expense, to examine and audit Plexus’ books, records, documents and materials as reasonably requested with respect to billings for its performance under this Agreement relative to the amounts Customer had agreed to pay. The foregoing audit right will be subject to and limited by any confidentiality obligations owed by Plexus to third parties. Plexus shall reimburse Customer for

PSA – Standard – Manufacturing Services Only

reasonable out-of-pocket expenses incurred for performance of such audits that reveal material variances in the amounts invoiced under this Agreement relative to the amounts Customer had agreed to pay. A variance shall be deemed material if it involves any excess charge to Customer of more than $100,000 or five percent (5%) of the amount actually due from Customer to Plexus in any given three (3) calendar month period, whichever is greater.

Plexus and Customer will cooperate with each other in good faith and without imposing unreasonable burden to the other to satisfy any reasonable requirements in connection with Customer’s preparation and auditing of its financial statements and Customer’s corporate governance compliance efforts (including without limitation its internal controls compliance requirements) as they relate to Plexus’ performance of this Agreement. Without limiting the foregoing, if Plexus prepares or causes to be prepared a SAS 70 report (whether Type I, Type II or otherwise) for any period (“SAS 70 Period”), then, upon Customer’s request, Plexus shall, at no additional cost except to the extent that such SAS 70 report is specific to Customer, provide to Customer a copy of such SAS 70 report for such SAS 70 Period. For the avoidance of doubt, the foregoing shall not be construed to require Plexus to prepare a SAS 70 report at Customer’s request.

26.	NON-DISCLOSURE; FILING REQUIREMENTS UNDER SECURITIES LAWS

That certain Mutual Non-Disclosure Agreement (“NDA”) between Plexus and Customer dated as of March 28, 2005 set forth in Addendum 4 is hereby incorporated by reference. The term “Purpose” in the NDA is hereby amended to mean the performance of this Agreement. Notwithstanding the terms of Section 10 of the NDA, the NDA shall have a term that is coterminous with this Agreement.

Notwithstanding any confidentiality obligations under this Agreement or any other agreement between the parties, each party may make disclosures relating to the relationship contemplated under this Agreement, including the text of the Agreement, as required to discharge its obligations under federal and state securities laws and securities exchange listing requirements. However, at least five (5) business days prior to filing this Agreement or any amendment hereto, the filer will inform the other party of its intent to do so and will allow the other party to make reasonable suggested redactions of text in the Agreement or any amendment of it prior to filing. The filer will thereupon make reasonable efforts to redact the text suggested by the other party in its filing. The parties agree to cooperate in good faith in this effort and to consider the opinion of counsel as to the legality of any redacted text. Without limiting the foregoing, any pricing information in this Agreement, including, but not limited to, the pricing provisions of Schedule A to Addendum 3, will be redacted prior to filing this Agreement.

Plexus acknowledges that Customer is required to file this Agreement as an exhibit to its reports with the U.S. Securities and Exchange Commission to satisfy its federal securities laws reporting requirements. Accordingly, no later than the date that the parties execute this Agreement, the parties shall agree to required redactions of the text of this Agreement for such filing purposes.

In witness whereof, the parties have executed this Agreement as of the Effective Date.

VISUAL NETWORKS OPERATIONS, INC.		PLEXUS SERVICES CORP.
By:	/s/ Sean Hunt	By:	/s/ Paul Ehlers

Title:	Vice President and General Counsel	Title:	Vice President

Date:	June 6, 2005	Date:	June 6, 2005

PSA – Standard – Manufacturing Services Only

Addendum 1

Forecasting, Ordering, and Inventory Planning

1.	DEFINITIONS

a.	Customer-Supplied Components

Shall mean Components in Plexus’ possession that are provided by Customer at no charge.

b.	Delivery Date

Shall have the meaning set forth in Section 4 below.

c.	Demand

Shall mean quantities of Assemblies required by Customer and communicated to Plexus via Customer’s Purchase Orders.

d.	Forecast

Shall mean a twelve (12) month rolling estimate of requirements provided by Customer for each Assembly including the quantities to be manufactured and the requested Delivery Date.

e.	Manufacturing Lead-Time

The lead-time communicated by Plexus to Customer to kit Components and manufacture an Assembly which time is expected to be approximately two weeks.

f.	Purchase Order

Shall mean an order by Customer, communicated via EDI, email, facsimile or other means, to purchase Assemblies, Components, or other materials, at a stated quantity, unit price, and delivery date.

2.	FORECASTS AND PURCHASE ORDERS

a.	Forecasts

Customer agrees to provide Plexus an updated Forecast each calendar quarter for each Assembly manufactured by Plexus. Forecasts will be non-binding on Customer with respect to Assemblies estimated to be required.

b.	Purchase Orders

Customer agrees to issue Purchase Orders for an Assembly at a time in advance of the requested delivery date set forth in Customer’s Purchase Order at least equal to the Manufacturing Lead-Time of the applicable Assembly plus the lead-time of the longest lead-time Component of such Assembly plus three (3) days. Plexus will respond to Purchase Orders in writing within three (3) business days with either its acceptance or rejection of the Purchase Order. Any rejection by Plexus of a Purchase Order shall be accompanied with an explanation of the reasons for the rejection. Plexus will make reasonable efforts to accommodate all Purchase Orders.

c.	Component Procurement

Unless otherwise agreed by the parties, Plexus will procure all Components necessary to fulfill Purchase Orders at lead-times reasonably consistent with the lead-times of such Components at the time of order. Customer acknowledges that Plexus may be required by Suppliers to procure Components in minimum or economic order quantities and that such quantities may exceed Customer’s actual Demand. Plexus will obtain Customer’s pre-approval (by e-mail or other written means) of all such procurements. Customer will be liable for any such minimum or economic order quantities so procured by Plexus.

Buy to Forecast, Build to Order Addendum

1

3.	DEMAND CHANGES AND CANCELLATION

Demand may not be rescheduled or cancelled within [***] of the Delivery Date (the “Frozen Period”). Unless otherwise agreed by Plexus in writing, Demand may be rescheduled in accordance with the following table provided that no Demand may be rescheduled more than [***] from the originally scheduled Delivery Date or to the extent that such Demand is within the Frozen Period:

Percent of Scheduled
Time prior to	Quantity that Cannot Be
Delivery Date	Rescheduled or Cancelled
[***] [***] [***] [***]	[***] [***] [***] [***]

Any Demand cancellation or rescheduling will be subject to Customer liability for Components under Addendum 2 hereof.

Plexus will make all reasonable efforts to accommodate any increase in Demand by Customer. Plexus will notify Customer as soon as practicable of any Components impeding Customers requested increase in Demand. Should any additional costs be required to expedite delivery of Assemblies or Components to meet Customer’s increase in Demand, Plexus will notify Customer of the same and, if approved by Customer, Customer shall pay Plexus for such additional cost.

4.	DELIVERY

The delivery date for an Assembly will be the delivery date set forth in Customer’s Purchase Order accepted in writing by Plexus (the “Delivery Date”). Assemblies will be shipped by Plexus FCA (Incoterms 2000) Plexus’ shipping point to Customer for domestic shipments and Ex Works (Incoterms 2000) Plexus’ shipping point to Customer for international shipments. Assemblies will be deemed delivered upon Plexus’ release of Assemblies to the carrier for shipment.

5.	COMPONENTS SUPPLIED BY CUSTOMER

Customer may provide Plexus with Customer-Supplied Components or Components purchased by Plexus from Customer that are required to manufacture Customer’s Assemblies. Customer will be responsible as a Supplier to Plexus for the quality and on-time delivery of Components supplied to Plexus. Title and risk of loss to Customer-Supplied Components shall at all times remain with Customer. Plexus will not cause to occur or allow any lien or encumbrance on Customer-Supplied Components and shall insure the same at the replacement value thereof while in its possession under the terms of Plexus’ then current insurance policies with Customer listed as loss payee. Any Customer-Supplied Components incorporated in the Assemblies will be inspected by Plexus prior to incorporation and included within the scope of Plexus’ obligations set forth in Section 9 of the Agreement, provided that if Plexus reasonably determines that an inspected Component fails inspection, Plexus shall return the Component to Customer.

Customer’s inability to provide defect-free Components in a timely manner may affect Plexus’ ability to meet Delivery Dates. Any additional expenses that Plexus must incur due to delayed shipment resulting from a quality or delivery issue from Customer will be borne by the Customer. In addition, Plexus reserves the right to define a new Delivery Date based upon the availability and condition of Components supplied by Customer.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

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Addendum 2

Inventory Mitigation, Reporting, and Liability

1.	DEFINITIONS

a.	Excess Components

Shall mean those Components reasonably procured by Plexus in accordance with Addendum 1 and that (i) are projected to be consumed by Plexus in the manufacture of Assemblies in greater than [***] based on Customer Demand or (ii) have remained in Plexus inventory for greater than [***].

b.	Obsolete Components

Shall mean those Components procured by Plexus in accordance with Addendum land that have been removed from the bill of materials of an Assembly, or which appear on an Assembly bill of materials that has no Demand.

c.	OX Components

Shall mean Obsolete Components and Excess Components.

d.	OX Report

The report issued by Plexus as described and defined in Section 2.b. below.

2.	COMPONENT INVENTORY REPORTING, LIABILITY AND COVERAGE

a.	Component Mitigation

Plexus may have OX Components on hand or on order from time to time as a consequence of, for example, Demand cancellation or reschedule, Plexus’ support of increases to Demand by Customer, the failure to have adequate or conforming supplies of Customer consigned, supplied, or managed Components, allocations, end of life requirements, economic or minimum order quantities, or engineering or material change orders.

Plexus will use all reasonable efforts to minimize Component liability to Customer caused by Customer Demand changes, cancellations, and other factors. These efforts will include returning Components to, or restocking Components with, Suppliers, canceling orders with Suppliers, or using Components to meet the current demand of other Plexus customers. Customer agrees to assist Plexus in such efforts if appropriate and requested by Plexus.

Customer acknowledges that Plexus’ mitigation efforts, even if successful, may result in cancellation, restocking, and similar charges imposed by Suppliers. Plexus will obtain Customer’s approval (by email or other written means) prior to incurring such charges. If so approved by Customer, Customer will pay Plexus for the charges imposed within thirty (30) days from the receipt of Plexus’ invoice.

b.	Component Inventory Reporting

From time to time on its own initiative or upon Customer request, Plexus will provide a written report to Customer detailing the level of OX Components at Plexus (the “OX Report”). Customer will respond to Plexus in writing within twenty (20) days of receipt of the OX Report with any good faith disagreement to it, detailing with reasonable particularity the nature of any such disagreement. Should Customer disagree with the OX Report, Customer and Plexus will work in good faith to promptly resolve the disagreement, escalating such disagreement to executive management at the request of

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

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either party. Any undisputed portion of the OX Report will proceed to resolution as provided in Section 2c. below.

c.	OX Component Liability Resolution

Subject to having performed the mitigation and reporting on OX Components as provided above, Customer shall:

(i)	remit payment to Plexus for Obsolete Components at the Component Value thereof within thirty (30) days of receipt of Plexus’ invoice; and

(ii)	with respect to Excess Components, at its option and within thirty (30) days of Customer’s receipt of Plexus’ invoice, either (i) remit payment to Plexus for the Excess Material at the Component Value thereof, (ii) remit a deposit to Plexus for the Excess Material at the Component Value thereof, or (iii) provide Plexus with a Purchase Order for Assemblies that will consume the Excess Material.

The remittance of a deposit by Customer as provided above will represent a security to Plexus for Customer’s Component liability. Plexus and Customer will review any amounts on deposit with Plexus from time to time at either party’s discretion and make adjustments to the same to reflect the-then current Component Value of Excess Components at Plexus. Plexus may hold any such deposits made by Customer under this Agreement in any manner at its discretion. Title and risk of loss for Components against which a deposit has been made shall remain with Plexus. Plexus will also retain responsibility to insure and warehouse such Components according to Plexus’ then-current practices. However, in the event Components for which Plexus has received a deposit are not consumed within six (6) months of Plexus’ receipt, said deposit, at Plexus’ option, will be converted into a payment by Customer for such Components. In addition, in the event this Agreement or the manufacturing relationship between Customer and Plexus has terminated, any deposits from Customer then held by Plexus will convert, at Plexus’ option, into a payment by Customer for any Components procured in accordance with this Agreement. Upon the conversion of any deposit into a payment by Customer for Components, Plexus will ship such Components as soon as practicable FCA Plexus’ point of shipment to Customer.

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Addendum 3

Pricing and Payment

a.	Unless otherwise agreed by Plexus in writing, prices quoted are FCA Plexus’ point of shipment to Customer (Incoterms 2000) for domestic shipments and Ex Works (Incoterms 2000) Plexus’ shipping point to Customer for international shipments. Plexus’ price quotations are based upon drawings, specifications, and other written information available to Plexus at the time of quotation. Any additional or different data supplied thereafter may require price adjustments. Any manufacturer’s tax, retailer’s occupation tax, use tax, sales tax, excise tax, or tax of any nature whatsoever (except any tax based on Plexus’ net income) imposed on or measured by the transaction between Plexus and Customer shall be paid by Customer in addition to the prices quoted or invoiced. In the event Plexus is required to pay such tax, Customer shall reimburse Plexus for the same in accordance with the invoice terms set forth in Section (e). If the transaction between Plexus and Customer is exempt from all such taxes, Customer shall provide Plexus with a tax exemption certificate or other document acceptable to all taxing authorities at the time the order or contract is submitted. The prices quoted do not include, unless specifically stated otherwise, the cost for testing and/or submittals for Assembly approvals or any annual file maintenance fee, such as for UL, VDE, CSA or FCC. Plexus will assist Customer in obtaining such approvals and charge for such services at Plexus’ current hourly billing rate. Schedule A to this Addendum 3 lists the pricing (“Pricing Schedule”) for the Assemblies as of the Effective Date. The parties may amend the Pricing Schedule from time to time pursuant to the procedure set forth in Section (b).

b.	Pricing will be reviewed at QBRs conducted by the parties. In the event new pricing is agreed to at a QBR (or at any other time by mutual agreement), such new pricing will be implemented on shipments by Plexus beginning on the day following such agreement. On the day new pricing is implemented, Plexus will also write-down or write-up, as applicable, existing raw materials, work-in-process and finished goods inventory held by it to reflect the new agreed to pricing and invoice or credit Customer for the same, as applicable. Customer will pay such invoices as provided below. If Plexus increases the components of pricing other than actual materials costs (“Plexus Pricing”) by more than the [***] during any 12 month period, then Customer shall have the right to terminate this Agreement by providing to Plexus no less than 90 days advance written notice of termination. In any event, if Plexus increases Plexus Pricing by more than [***] during any 12 month period, such increase shall constitute a material default under Section 12. The remedies contemplated by the preceding two sentences shall not apply, however, if any such pricing increase relates to (a) a significant change in the volume of assemblies being manufactured by Plexus (relative to previously quoted volume pricing) except as contemplated by the price breaks set forth in the Pricing Schedule, (b) a change in the Assemblies or the nature of services to be provided by Plexus that Customer requests or that affects Plexus’ industry generally (e.g., a regulatory requirement), or (c) a change in the assumptions on which previous Plexus pricing was based.

c.	In the event that the cost of Assemblies (as determined by Plexus’ costing systems) declines and the cost saving is initiated by Plexus, Plexus will be entitled to retain the benefit of such cost reduction from the time such cost saving is generated until the second QBR thereafter, but in no event for longer than six (6) months. For three (3) months thereafter, [***] of such cost savings will be passed on to Customer in the form of a price reduction. Thereafter, [***] of such cost savings will be passed on to Customer in its entirety. In the event a cost reduction is initiated and obtained by Customer or jointly between Customer and Plexus whether pursuant to a QBR or otherwise, such cost

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

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reduction will be passed on to Customer entirely at the next QBR conducted by the parties in the form of a price reduction to be implemented as set forth above.

d.	Plexus agrees to notify Customer of Component purchases related to Demand that will create adverse purchase price variance in excess of $500.00 per Component per calendar month. Customer agrees to issue a separate Purchase Order for the value of the purchase price variance plus markup as identified in the Plexus quotation, or to change its Assembly Purchase Order(s) to reflect the revised unit purchase price including the adverse purchase price variance plus markup as supplied in the Plexus quotation. All Component purchase price variances under the limits specified in this Section (d) shall be aggregated and paid for by Customer at the end of the quarter.

e.	Unless otherwise stated herein, all undisputed payments hereunder by Customer to Plexus shall be made in US Dollars within [***] following Customer’s receipt of the invoice from Plexus without set-off of any kind. Customer shall use reasonable efforts to report any believed discrepancies in Plexus’ invoices no later than [***] after the receipt of invoice. Undisputed invoice amounts not paid within [***] of the date thereof will be subject to an interest charge equal to the lesser of [***] per month or the highest rate allowed by law. Payment shall be deemed made when Customer’s check is received by Plexus or electronic fund transfer is completed.

e.	Customer acknowledges that the above payment terms, and any other credit terms, limits, or vehicles granted by Plexus to Customer during the course of the performance of this Agreement, will be subject to periodic review and modification by Plexus at any time at its discretion.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

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Schedule A to Addendum 3

     [***]

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

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Addendum 4

Mutual Non-Disclosure Agreement

     See Mutual Non-Disclosure Agreement between Plexus and Customer dated as of March 28, 2005.

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MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (this “Agreement”) is entered into as of March 28, 2005 (the “Effective Date”) by and between Visual Networks Operations, Inc., a Delaware corporation (“Visual”), and Plexus Services Corp., a Nevada corporation (“Company”).

     A. In connection with providing a quote for the provision of Contract Manufacturing Services (the “Purpose”), the parties propose to provide to each other certain Confidential Information (defined below).

     B. The parties wish to set out the rights and obligations in respect of the Confidential Information;

     ACCORDINGLY, the parties, intending to be legally bound, hereby agree as follows:

1. Definitions

     “Confidential Information” means any and all confidential and proprietary information disclosed by or on behalf of the Disclosing Party to the Receiving Party in connection with the Purpose, during the term of this Agreement, including without limitation information that the Disclosing Party identifies in writing as confidential before or after disclosure to the Receiving Party.

     “Disclosing Party” means the party whose Confidential Information is being disclosed. Disclosing Party includes the entities controlling, controlled by or under common control with the Disclosing Party.

     “Receiving Party” means the party receiving the Confidential Information of the Disclosing Party. Receiving Party includes the entities controlling, controlled by or under common contract with the Receiving Party

2. Confidentiality Obligations

In consideration of each party disclosing or permitting continued access to its Confidential Information, each of the parties will:

     (a) maintain as confidential all Confidential Information of the other party;

     (b) not disclose the Confidential Information of the other party to any third party;

     (c) use the Confidential Information of the other party only for the Purpose;

     (d) not directly or indirectly export or transmit any Confidential Information of the other party to any country to which such export or transmission is restricted by law or regulation; and

     (e) promptly provide written notice to the Disclosing Party of any actual or threatened breach of the terms of this Agreement.

3. Exceptions

The foregoing obligations shall not apply to any Confidential Information to the extent that the Receiving Party shows by documentary evidence that:

     (a) the Disclosing Party’s Confidential Information is in the public domain through no act or failure to act on the part of Receiving Party;

     (b) the Disclosing Party’s Confidential Information is or was obtained by the Receiving Party without restriction as to use or disclosure;

     (c) the Disclosing Party’s Confidential Information has been independently derived by the Receiving Party without the use of the Disclosing Party’s Confidential Information;

     (d) the Disclosing Party’s Confidential Information is required by law or regulation to be disclosed, but only for the purposes of such law or regulation, and only if the Receiving Party first notifies the Disclosing Party of the disclosure requirement and permits the Disclosing Party to seek an appropriate protective order;

     (e) the Disclosing Party’s Confidential Information is required to be disclosed in response to a valid order of a court or other governmental body but only for the purposes of such order, and only if the Receiving Party first notifies the Disclosing Party of the order and permits the Disclosing Party to seek an appropriate protective order; or

     (f) the Disclosing Party’s Confidential Information is disclosed with, and in compliance with, the terms of the prior written permission of the Disclosing Party.

4. Further Provisions Regarding Public Domain Information

4.1 Confidential Information shall not be deemed to be in the public domain because it is known to only a few of those people to whom it might be of commercial interest.

4.2 Detailed information, and a combination of two or more portions of the Confidential Information shall not be deemed to be generally available to the public by reason only of each separate portion being so available.

4.3 Specific disclosures (such as technical specifications, operating parameters, business plans, etc.) shall not be deemed to be within the public domain merely because they are embraced by general disclosures (i.e., disclosures that do not detail specifications, parameters, or business plans) in the public domain or in the possession of the Receiving Party.

4.4 Specific combinations of features disclosed hereunder shall not be deemed to be within the public domain because individual features are separately in the public domain or in the possession of the Receiving Party.

5. Return of Confidential Information

Upon the Disclosing Party’s written request, the Receiving Party will promptly return or destroy (at the Disclosing Party’s option) all Confidential Information in its possession, custody or control, including notes or copies thereof, and confirm in writing, signed by an officer of Receiving Party, that it has so returned or destroyed all such Confidential Information.

6. Limited License; Warranty Disclaimer; Limitation of Liability

6.1 Subject to the terms and conditions of this Agreement, the Disclosing Party hereby grants to the Receiving Party a nonexclusive, nontransferable, royalty-free, limited and revocable license, during the term of this Agreement, to use the Disclosing Party’s Confidential Information for the sole purpose of performing the Purpose. The Receiving Party shall not make any copies of the Disclosing Party’s Confidential Information without the express written consent of the Disclosing Party. Except as expressly set forth in this Section 6.1, nothing in this Agreement shall be construed as granting any license or right under any patent, copyright, trademark, trade secret or otherwise.

6.2 IN CONNECTION WITH ITS CONFIDENTIAL INFORMATION, THE DISCLOSING PARTY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND INFRINGEMENT.

6.3 NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA AND INTERRUPTION OF BUSINESS, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, GUARANTEE OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7. Ownership

7.1 Title to all Confidential Information (including copies thereof) shall be and remain with the Disclosing Party.

7.2 The Receiving Party shall not remove any proprietary, trademark, copyright, trade secret, or other similar legend from any form of the Confidential Information and all copies permitted hereunder shall bear all proprietary markings contained on or in the originals.

8. Injunctive Relief

Each party acknowledges that any breach of this Agreement may cause irreparable harm to the other party. The Receiving Party hereby acknowledges that no remedy at law will afford the Disclosing Party adequate protection against, or appropriate compensation for, breach of the Receiving Party’s obligations under this Agreement. Accordingly, the Receiving Party agrees that the Disclosing Party shall be entitled to specific performance of the Receiving Party’s obligations, as well as the right to pursue any and all other rights and remedies available at law or in equity for such a breach.

9. Governing Law

This Agreement shall be governed by the laws of the State of Maryland, excluding its body of law controlling conflicts of laws.

10. Term & Survival

10.1 The term of this Agreement shall take effect on the Effective Date and continue until terminated by either party upon thirty (30) days written notice to the other party.

10.2 Each party’s obligations with respect to Confidential Information of the other party shall survive any termination of this Agreement. Notwithstanding the foregoing, the confidentiality obligations with respect to non-technical Confidential Information disclosed hereunder expire three years after termination of this Agreement.

11. Variation, Modification, Assignment and Effect

11.1 This Agreement may only be varied or modified by written agreement between the parties.

11.2 This Agreement may not be assigned without the prior written consent of both parties.

11.3 This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and supersedes all prior understandings of the parties relating to Confidential Information disclosed in connection with the Purpose.

11.4 If any provision of this Agreement is determined by a competent authority to be unenforceable, that provision shall be severed and the remainder of this Agreement will continue in full force and effect.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement as of the Effective Date.

VISUAL NETWORKS OPERATIONS, INC.		Plexus Services Corp.

By:	/s/ Sean Hunt	By:	/s/ Alissa U. Beyer

Name:	Sean Hunt	Name:	Alissa Ulbricht Beyer

Title:	Vice President and General Counsel	Title:	Corp. Legal Specialist